U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                 30(f) of the Investment Company Act of 1940



/ /   Check this box if                         OMB APPROVAL
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(Print or type Responses)

1.    Name and Address of Reporting Person*

      Edelson                  Harry
      (Last)                  (First)                (Middle)

      c/o Alyn Corporation
      16761 Hale Avenue
                             (Street)

      Irvine                    CA                     92606
      (City)                  (State)                  (Zip)



2.    Issuer Name and Ticker or Trade Symbol

      Alyn Corporation; "ALYN"

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Statement for Month/Year

      10/96

5.    If Amendment, Date of Original  (Month/Year)


6.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

         X    Director                                __ 10% Owner
         __   Officer (give title below)              __ Other (specify below)


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7.    Individual or Joint/Group Filing (Check Applicable Line)

      X   Form filed by One Reporting Person
      __  Form filed by More than One Reporting Person


TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security  2. Trans-  3. Transaction  4. Securities Acquired (A)  5. Amount of         6. Ownership     7. Nature
   (Instr. 3)            action     Code            or Disposed of (D)          Securities           Form:            of Indirect
                         Date                       (Instr. 3, 4 and 5)         Beneficially         Direct (D)       Beneficial
                         (Month/    (Instr.8)                                   Owned at End         or Indirect      Ownership
                         Day/                                                   of Month             (I)
                         Year)
                                    Code   V      Amount  (A) or (D)  Price     (Instr. 3 and 4)  (Instr. 4)          (Instr. 4)

   Common Stock,      10/22/96      P             40,000     A        $13.50    520,000              I                By Edelson
     $.001 par value                                                                                                  Technology
                                                                                                                      Partners III
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                              SEC 1474 (7-96)


FORM 4 (continued)             Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., put, calls, warrants, options, convertible securities)


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1. Title of Derivative Security    2. Conver-       3. Trans-       4. Transac-          5. Number of Deriv-       6. Date Exer-
                                      sion or          action          tion Code            ative Securities          cisable and
   (Instr. 3)                         Exercise         Date                                 Acquired (A) or           Expiration
                                      Price of                         (Instr. 8)           Disposed of (D)           Date
                                      Deriv-           (Month/                                                       (Month/Day/
                                      ative            Day/                                 (Instr. 3, 4,            Year)
                                      Security         Year)                                and 5)


                                                                                                                   Date      Expir-
                                                                                                                   Exer-     ation
                                                                                                                   cisable   Date
                                                                     Code         V         (A)          (D)


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1. Title of Derivative Security        7. Title and Amount of       8. Price of     9. Number      10. Owner-     11. Nature of
                                          Underlying Securities        Derivative   of Deriv-      ship Form of   Indirect
   (Instr. 3)                                                          Security     ative          Derivative     Beneficial
                                          (Instr. 3 and 4)                          Securities     Security:      Ownership
                                                                       (Instr. 5)   Beneficially   Direct (D) or
                                                                                    Owned at       Indirect (I)   (Instr. 4)
                                                                                    End of         (Instr. 4)
                                                                                    Month
                                                                                    (Instr. 4)
                                          Title      Amount or
                                                     Number of
                                                     Shares


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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C.  1001 and 15 U.S.C. 78ff(a).

 By:  /s/ Harry Edelson                             11/5/96
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     **Signature of Reporting Person                Date

Note:        File three copies of this Form, one of which must be manually signed.
             If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

